EXHIBIT 99.1
Levitt Corporation Reports Financial Results For The First Quarter, 2007
     FORT LAUDERDALE, FL — May 9, 2007 — Levitt Corporation (NYSE: LEV) today announced financial results for the period ending March 31, 2007. Net income for the first quarter of 2007 was $1.3 million, or $0.06 per diluted share, compared with a net loss of $660,000, or ($0.03) per diluted share in the first quarter of 2006.
     Chairman and Chief Executive Officer, Alan B. Levan, commented, “The weakness in the homebuilding industry continued during the first quarter of 2007, particularly in Florida, and during the period we took a number of steps in response to these market conditions. We adopted a more aggressive pricing practice in most of our Florida communities, reducing the prices of our homes with the goal of improving conversion rates. We continued to invest in our sales and marketing initiatives in an attempt to increase traffic and conversions, and we are pleased that the early results from these efforts have been positive. Additionally, we initiated and pursued expense management initiatives with a focus on reducing operating costs without affecting our product, customer service standards or core operating platform. We analyzed our overhead structure, and in February 2007 we reduced our headcount by 89 employees or approximately 16% of our homebuilding workforce. In the event the current adverse market continues for a longer period or further deepens, we have explored various alternative strategies and taken steps to strengthen the company’s balance sheet and maintain our liquidity. This process resulted in the Board’s decision to accept a merger offer from BFC Financial Corporation in January 2007. As an alternative strategy, in the event shareholders do not approve the merger, the Company will seek to raise additional capital through an equity rights offering to its existing shareholders.
     “We remain optimistic about the long-term opportunities in the homebuilding market nationally, and in Florida. However, our current challenge is to deal with an extended industry downturn and at the same time position the Company to take advantage of opportunities as they arise.

Homebuilding Division:
     “Total revenue from sales of real estate in our Homebuilding Division during the first quarter of 2007 increased $15.9 million to $134.2 million, from $118.3 million in the comparable 2006 period. Included in this revenue was $11.1 million from a sale of land in our Tennessee operations that we decided to not develop further. There were no comparable land sales in our Homebuilding Division for the 2006 period. During the first quarter of 2007, we delivered 362 units at an average selling price of $340,000 compared to 439 delivered units with an average selling price of $269,000 in the corresponding 2006 quarter.
     “Gross orders of 285 units in the first quarter of 2007 were reduced by 126 cancellations, resulting in net orders of 159 units and a cancellation rate (defined as cancellations divided by gross sales) of 44.2%. As a percentage of unit backlog at the beginning of the quarter, the cancellation rate was 10.1%. Reflecting continued deteriorating market conditions, cancellations increased compared to first quarter of 2006. Demand in our active adult and family communities in Florida, which constitute 58% of our unsold lot inventory, was weak during the 2007 quarter. Net sales at our projects outside of Florida accounted for 62% of our net sales in the first quarter of 2007 compared with 26% in the first quarter of 2006. Average selling prices for net orders in the first quarter of 2007 were $276,000, down from $335,000 in the comparable 2006 period reflecting greater discounting in our Florida projects as well as a higher percentage of sales from our Tennessee operations which carry a lower average selling price than the rest of our locations.
     “At the close of the first quarter of 2007, our Homebuilding Division had a backlog of 1,045 homes with a sales value of $359.0 million versus 1,859 homes with a sales value of $608.4 million at March 31, 2006. The average sales price of homes in the backlog at March 31, 2007 increased 5.2% to $344,000; up from the year ago average of $327,000. Spec inventory, the majority of which resulted from cancelled orders, consisted of 138 finished units at the end of the first quarter of 2007, with an additional 76 units in various stages of construction. We are utilizing aggressive discounting strategies in an attempt to reduce this inventory which will reduce margins going forward.
     “Margin percentage (defined as sales of real estate, minus cost of sales of real estate, divided by sales of real estate) was 19.8% for the first quarter of 2007, versus 18.4% in the comparable 2006 quarter. Excluding the impact of the sale of a Tennessee property (where no margin was recognized as the property was written down to the sales value at December 31, 2006), the margin percentage for the first quarter of 2007 increased to 21.6%.

“Selling, general and administrative expenses (SG&A) as a percent of total homebuilding revenue were approximately 15.1% during the first quarter of 2007 versus 14.7% for the comparable quarter of 2006. The increase relates to higher selling costs and compensation and benefits expenses. Selling costs increased 2.6% in the first quarter of 2007 versus the comparable period of 2006 as a result of increased advertising and marketing expenditures designed to improve sales center traffic as well as increased commissions associated with the higher average sales prices on homes. The Company continues to evaluate overhead spending in an effort to align costs with backlog, sales and deliveries. Based on this ongoing evaluation, the Company reduced headcount during the quarter by 89 employees. In connection with this reduction, we recorded a severance charge of approximately $400,000 in the first quarter of 2007. Annual cash savings from this workforce reduction are anticipated to total approximately $3.9 million.
     “We have curtailed our land acquisition activities and did not acquire any land during the quarter. Our continuing investment in inventory is principally associated with land development activities outside of Florida and the construction of amenities in many of our projects. Given the early stage of development of many of our projects which were opened in late 2005 and 2006, ongoing investment will be necessary, and our inventory balances will likely remain at current levels for the foreseeable future. However, in an effort to strengthen our balance sheet, we continue to evaluate our land inventory and are currently marketing a number of parcels.
Land Division:
     “Revenue from our Land Division was $777,000 for the first quarter of 2007 compared to $7.3 million during the comparable 2006 period. No land sales occurred in our Land Division during the first quarter of 2007 while 56 acres consisting of finished lots were sold at a margin percentage of 31% in Tradition, Florida during the corresponding 2006 period. While traffic at the Information Center at Tradition, Florida has slowed in connection with the overall slowdown in the Florida homebuilding market, interest in commercial property remains strong in Tradition Square, the Landing at Tradition, and in proximity to the Torrey Pines Institute. In addition to sales of parcels to homebuilders, the Land Division plans to continue to expand its commercial operations through sales to developers and to internally develop certain projects for leasing to third parties. Demand in the South Carolina residential market appears to not be impacted as severely as the Florida residential market as traffic remains strong at our Tradition South Carolina master planned community.
     “The third party backlog in Levitt’s Land Division at March 31, 2007 consisted of contracts for the sale of 74 acres with a sales value of $21.1 million, compared with contracts for the sale of 195 acres with a sales value of $33.7 million at March 31, 2006.

     “Total SG&A increased to $4.4 million during the first quarter of 2007 from $2.8 million for the comparable 2006 period. This increase reflects additional headcount to support our expansion into the South Carolina market and increasing activity in commercial leasing and irrigation activities, higher advertising and marketing costs, and an increase in property taxes.
     “Construction is progressing at the Landing at Tradition, our approximately 500,000 square foot, 80 acre retail power center, and the grand opening is expected late in the third quarter of 2007. Further, Tradition Square (the 185,000 sq. ft. mixed-use development that serves as town center for Tradition, Florida) is completely leased and full occupancy is expected later this year.
Other Operations:
     “Other Operations consist of the activities of Levitt Commercial, the company’s parent company operations, earnings from investments in Bluegreen and other real estate investments and joint ventures. In the first quarter of 2007, Levitt Commercial delivered 17 warehouse units and generated revenue of $6.6 million. There were no similar sales in the 2006 period. SG&A expense for the first quarter of 2007 increased to $8.2 million from $6.4 million in the comparable 2006 period as a result of higher headcount, increased selling costs associated with the Levitt Commercial sales, increased depreciation attributable to the implementation of new software in October 2006, increased costs attributable to the potential merger with BFC and higher legal expenses. Based on our ownership interest of approximately 31% of the outstanding shares of Bluegreen Corporation, income associated with our investment in Bluegreen was $1.7 million for the first quarter of 2007, versus a loss of $49,000 in the corresponding 2006 period.
Levitt Corporation Selected Financial Data (Consolidated)
First Quarter, 2007 Compared to First Quarter, 2006
•	Total revenues of $144.2 million vs. $127.5 million

•	Net income of $1.3 million vs. a net loss of $660,000

•	Diluted earnings per share of $0.06 vs. a loss of $0.03 per diluted share

•	SG&A as a percent of total revenue was 22.8% vs. 21.0%

•	Homes delivered (units) of 362 vs. 439

•	Net orders (units) of 159 vs. 506

•	Net orders (value) of $43.9 million vs. $169.4 million

•	Homebuilding Division backlog (units) of 1,045 vs. 1,859

•	Homebuilding Division backlog (value) of $359.0 million vs. $608.4 million

•	Land Division third party backlog (value) of $21.1 million vs. $33.7 million

     Levitt Corporation’s first quarter of 2007 earnings results press release and financial summary will be available on its website: www.LevittCorporation.com. To view the press release and financial summary, access the “Investor Relations” section and click on the “News Releases” navigation link.
About Levitt Corporation:
Levitt Corporation is the parent company of Levitt and Sons® and Core Communities. Levitt Corporation also holds an aggregate 31% ownership interest in Bluegreen Corporation.
Levitt and Sons®, America’s first builder of planned suburban communities, is best known for creating New York’s Levittown, Long Island and has built approximately 200,000 homes over the last 78 years. Today, Levitt and Sons® develops single and multi-family home communities for active adults and families in Florida, Georgia, Tennessee, and South Carolina. A significant portion of Levitt’s strategy is to be a leader in developing communities for America’s next, big demographic wave: retirement of the baby-boom generation. These communities typically feature a wide variety of amenities, including resort style pools, fitness and athletic facilities, and grand clubhouses.
Core Communities develops master-planned communities, including its original and best known, St. Lucie West. Core Communities’ newest master-planned community is Tradition TM Florida. Now under development on Florida’s Treasure Coast in St. Lucie County, Tradition TM is an 8,200-acre community that is planned to ultimately feature up to 18,000 residences as well as a commercial town center and a world-class corporate park. Core has also begun development of Tradition TM South Carolina, an approximate 5,400-acre parcel of land located adjacent to Hilton Head Island and Bluffton, South Carolina that is planned to ultimately include up to 9,500 residences and 1.5 million square feet of commercial space.
For further information, please visit our websites:
www.LevittCorporation.com
www.LevittandSons.com
www.CoreCommunities.com
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Levitt Corporation Contact Information
Investor Relations:
Leo Hinkley, Senior Vice President
Phone: (954) 940-4995
Fax: (954) 940-5320
Email: InvestorRelations@LevittCorporation.com
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Some of the statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. Some factors which may affect the accuracy of the forward-looking statements apply generally to the real estate industry, while other factors apply directly to Levitt Corporation (“the Company”). Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations; the market for real estate in the areas where the Company has developments, including the impact of market conditions on the Company’s margins and the fair value of our real estate inventory; the accuracy of the estimated fair value of our real estate inventory and the potential for further write-downs or impairment charges; the need to offer additional incentives or discounts to buyers to generate sales; the effects of increases in interest rates; cancellations of existing sales contracts and the ability to consummate sales contracts included in the Company’s backlog; technology investments; the Company’s ability to timely deliver homes from backlog, and improve operational and construction efficiency; the completion and success of commercial real estate ventures; the realization of cost savings associated with reductions of workforce and the ability to limit overhead and costs commensurate with sales; the Company’s ability to maintain sufficient liquidity in the event of a prolonged downturn in the housing market; the Company’s ability to access additional capital on acceptable terms, if at all, including through the BFC Financial Corporation transaction; the Company’s ability to realize the expected benefits of its expanded platform; and the Company’s success at managing the risks involved in the foregoing. The forward-looking statements contained in this release reflect the opinion of management as of the date of this release and are qualified by, and subject to, significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of the Company. Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized or that actual results will not be significantly higher or lower. Readers are hereby advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time or other factors beyond the control of the Company. In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein. Additional information concerning the potential risk factors that could affect the Company’s future performance are described in the Company’s periodic reports filed with the SEC, and may be viewed free of charge on the SEC’s website, www.sec.gov, or on the Company’s website, www.LevittCorporation.com.